Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 10-K, of our report dated March 15, 2007, relating to the financial statements of United States Oil Fund, LP as of December 31, 2006 and 2005, including the schedule of investments as of December 31, 2006, and for the year ended December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 28, 2007